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                                                                     EXHIBIT 4.8

                      SECOND AMENDMENT TO CREDIT AGREEMENT

       THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of the 19th day of January, 2000 (this "Amendment"), is made among MATRIA HEALTHCARE, INC., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement referred to below), and FIRST UNION NATIONAL BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

       A. The Borrower, certain banks and other financial institutions, the Administrative Agent, and Harris Trust and Savings Bank, as Co-Agent, are parties to a Credit Agreement, dated as of January 19, 1999 (as amended, the "Credit Agreement"), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

       B. The Borrower and the Lenders have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

                             STATEMENT OF AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Defined Terms. The definition of "Required Lenders" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows (provided that for purposes of Section 8 of this Amendment, the term "Required Lenders" shall mean all of the Lenders):

       "'Required Lenders' shall mean the Lenders holding outstanding Loans, Letter of Credit Exposure, participations in outstanding Swingline Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing greater than sixty-six and two-thirds percent (66-2/3%) of the aggregate at such time of all outstanding Loans, Letter of Credit Exposure, participations in outstanding Swingline Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans); provided that if at any time any one Lender would otherwise constitute the "Required Lenders" as provided hereinabove, then "Required Lenders" shall mean such Lender together with any one other Lender. For purposes of any determination of the "Required Lenders," the aggregate

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     outstanding Swingline Loans held by the Swingline Lender shall be calculated net of participations therein purchased by the other Lenders pursuant to the terms hereof."

     2. Representations and Warranties. The Borrower hereby represents and warrants as follows:

     (a) Each of the representations and warranties contained in the Credit Agreement and in the other Credit Documents will be true and correct on and as of the Amendment Effective Date (as hereinafter defined) and after giving effect to this Amendment with the same effect as if made on and as of such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).

     (b) On and as of the Amendment Effective Date and after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing.

     3. Effect of Amendment. From and after the effective date of the amendments to the Credit Agreement set forth herein, all references to the Credit Agreement set forth in any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (without regard to the conflicts of law provisions thereof).

     5. Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

     6. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     7. Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

     8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective on the date (the "Amendment

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Effective Date'') upon which the Administrative Agent shall have received an executed counterpart hereof from each of the Borrower and the Required Lenders.

IN WITNESS WHEREOF, the parties thereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                    MATRIA HEALTHCARE, INC.

                                    By:  /s/ Donald R. Millard

                                    Title: President and CEO



                                    FIRST UNION NATIONAL BANK,
                                    as Administrative Agent and as Lender

                                    By:  /s/ J. Matthew MacIver, Jr.

                                    Title: Vice President



                                    HARRIS TRUST AND SAVINGS BANK,
                                    as Co-Agent and as Lender

                                    By:  /s/ Stan C. Rosendahl

                                    Title: Vice President



                                    BANKERS TRUST COMPANY

                                    By:  /s/ David Bell

                                    Title: Principal




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